Exhibit 99.1

NEWS RELEASE

Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS FOURTH QUARTER
AND YEAR-END 2006 RESULTS

•	Fourth quarter revenues increased 33.6 percent to $210.5 million

•	Fourth quarter EBITDA increased 35.7 percent to $19.9 million

•	Provides first quarter 2007 guidance and reaffirms full year 2007 revenue and earnings guidance

HOUSTON, TEXAS – FEBRUARY 26, 2007 – U.S. Concrete, Inc. (NASDAQ: RMIX) today reported a net loss of $23.8 million, or ($0.63) per diluted share, for the fourth quarter of 2006, compared to net income of $4.1 million, or $0.14 per diluted share, in the fourth quarter of 2005.  The net loss for the fourth quarter of 2006 includes a previously announced $26.8 million after-tax noncash charge, to reduce the carrying value of the Company’s goodwill associated with its Michigan operations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142.  Excluding this impairment charge, non-GAAP net income in the fourth quarter of 2006 would have been $3.0 million, or $0.08 per diluted share.

          Net loss for the full year 2006 was $8.1 million, or ($0.22) per diluted share, compared to a net income of $12.6 million, or $0.43 per diluted share, for the full year 2005.  Excluding the goodwill impairment, non-GAAP net income for the full year 2006 would have been $18.7 million, or $0.50 per diluted share.

          A reconciliation of (i) the Company’s GAAP net loss for the full year and fourth quarter of 2006 to (ii) the Company’s non-GAAP net income for the full year and fourth quarter of 2006 excluding the goodwill impairment associated with its Michigan operations is included in the attached “Unaudited Non-GAAP Condensed Consolidated Statements of Operations” schedule.

FOURTH QUARTER 2006 RESULTS

          Revenues in the fourth quarter of 2006 increased 33.6 percent to $210.5 million, compared to $157.6 million in the fourth quarter of 2005, reflecting higher ready-mixed concrete sales volumes (including the impact of acquisitions) and increased other concrete-related product sales.  Excluding acquisition-related plant volumes, the Company’s average sales price per cubic yard of ready-mixed concrete increased 12.7 percent, on a same-plant-sales basis, during the fourth quarter of 2006, as compared to the fourth quarter of 2005.  The Company’s average sales price per cubic yard of ready-mixed concrete during the fourth quarter of 2006 was slightly higher as compared to the fourth quarter of 2005, reflecting the impact of the newly acquired volumes, primarily in its Texas markets, where prices are on average lower than its other markets.  On a sequential quarter basis, the Company realized a 1.5 percent increase in its average sales price per cubic yard of ready-mixed concrete in the fourth quarter of 2006 compared to the third quarter of 2006, as a result of the effectiveness of its price increases.

          The Company’s ready-mixed concrete sales volume in the fourth quarter of 2006 was approximately 1.97 million cubic yards, up 36.4% from approximately 1.44 million cubic yards of ready-mixed concrete sold in the fourth quarter of 2005.  Excluding ready-mixed concrete volumes attributable to the Company’s acquired businesses, fourth quarter 2006 volumes were down approximately 13 percent on a same-plant-sales basis from the fourth quarter of 2005.  This decline in volume reflects the slowdown in residential home construction activity in many of its markets.

          Revenues in the Company’s western precast segment, which is comprised of its precast operations in northern California, southern California and Arizona, were 1.5 percent higher in the fourth quarter of 2006 as compared to the fourth quarter of 2005, primarily reflecting the effect of two acquisitions completed in the second quarter of 2006.

          EBITDA was $19.9 million in the fourth quarter of 2006, up 35.7 percent from EBITDA of $14.7 million in the fourth quarter of 2005.  The increase in EBITDA in the fourth quarter of 2006 as compared to the fourth quarter of 2005 was primarily due to higher gross profit, generally associated with higher ready-mixed concrete sales volumes from acquired businesses, partially offset by higher selling, general and administrative expenses.  The Company defines EBITDA as net income (loss) plus the provision (benefit) for income taxes, net interest expense and noncash impairments, depreciation, depletion and amortization.  EBITDA is a non-GAAP financial measure.  For a reconciliation of EBITDA, free cash flow and net debt (other non-GAAP financial measures we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

          The Company’s selling, general and administrative expenses were $19.6 million for the fourth quarter of 2006, compared to $15.7 million for the fourth quarter of 2005.  As a percentage of revenues, selling, general and administrative expenses were 9.3% in the fourth quarter of 2006, as compared to 9.9% in the fourth quarter of 2005.  Selling, general and administrative costs in the fourth quarter of 2006 were higher than the fourth quarter of 2005, primarily due to higher compensation costs, including personnel costs and other administrative expenses from acquired businesses.

          Depreciation, depletion and amortization expense for the fourth quarter of 2006 was up $3.0 million to $6.8 million in the fourth quarter of 2006, as compared to $3.8 million for the fourth quarter of 2005, primarily due to additional depreciation, depletion and amortization expense related to assets acquired during the year.

          Interest expense, net, for the fourth quarter of 2006 was up approximately $2.6 million to $7.0 million, as compared to $4.4 million in the fourth quarter of 2005, primarily due to additional borrowings and assumption of certain indebtedness related to our acquisition in the third quarter.

          The Company’s net cash provided by operations for the fourth quarter of 2006 was $19.9 million, compared to $20.1 million for the fourth quarter of 2005.  The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the fourth quarter of 2006 was $11.5 million, compared to $14.8 million in the fourth quarter of 2005.

          The Company’s net debt (defined as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents) at December 31, 2006 was $294.5 million, up $2.9 million from September 30, 2006.  The Company used approximately $15.1 million of its senior secured revolving credit facility to acquire two businesses in the fourth quarter of 2006.   At December 31, 2006, net debt was comprised of total debt of $303.3 million less cash and cash equivalents of $8.8 million.

          At December 31, 2006, the amount of available credit under our senior secured credit facility was approximately $82.4 million, net of borrowings of $9.1 million and outstanding letters of credit of $13.5 million.

FULL-YEAR 2006 RESULTS

          Revenues for the year ended December 31, 2006 increased 37.2 percent to $789.5 million, compared to revenues of $575.7 million for 2005.  Income from operations was $12.5 million in 2006, compared to $36.0 million in 2005.  Income from operations declined in 2006 due primarily to the $38.8 million pre-tax goodwill impairment recorded in the fourth quarter of 2006.  Excluding the effect of the goodwill impairment, non-GAAP income from operations would have increased to $51.3 million, an increase of 42.3 percent, resulting primarily from profits derived from higher ready-mixed concrete volumes from operations acquired during the year.

          The Company’s average sales price per cubic yard of ready-mixed concrete in 2006 was approximately 3.0 percent higher than 2005, even after taking into account the rebalancing of our ready-mixed concrete volumes brought about by acquisitions in its Texas markets in 2006, where average ready-mixed concrete selling prices are lower than in its other markets.  Excluding the impact of acquisition-related plant volumes, on a same-plant-sales-basis, the Company’s average sales price per cubic yard of ready-mixed concrete increased 11.1 percent for 2006 as compared to 2005.  The Company implemented price increases for ready-mixed concrete in all of its markets during 2006 and announced additional price increases for ready-mixed concrete in its markets on January 1, 2007.  The extent to which the Company realizes benefits from the January 1, 2007 price increases will depend on market conditions (and, to a certain extent, the pricing of our raw materials, primarily cement) and whether such increases exceed rising raw material and other costs.

          The Company’s ready-mixed concrete sales volume in 2006 was approximately 7.34 million cubic yards, up 38.5 percent from approximately 5.30 million cubic yards of ready-mixed concrete sold in 2005. Excluding ready-mixed concrete volumes attributable to the Company’s acquired businesses, full year 2006 volumes were down approximately four percent on a same-plant-sales basis from 2005.  This decline in volume reflects the slowdown in residential home construction activity in many of our markets, partially offset by milder winter conditions in the first quarter of 2006 as compared to the first quarter of 2005.

          EBITDA was $75.6 million, or 9.6 percent of revenue, in 2006, as compared to $51.6 million, or 9.0 percent of revenue, in 2005.  The EBITDA increase was primarily due to gross profit improvement, generally associated with higher ready-mixed concrete sales volumes from acquired businesses, partially offset by higher selling, general and administrative expenses.

          The Company’s selling, general and administrative expenses were $66.4 million in 2006, compared to $54.0 million in 2005.  As a percentage of revenues, selling, general and administrative expenses decreased from 9.4 percent in 2005 to 8.4 percent in 2006.  Selling, general and administrative costs in 2006 were higher than in 2005 primarily due to higher compensation costs, including personnel costs and other administrative expenses from acquired businesses.

          Depreciation, depletion and amortization expense for the full year 2006 was up $8.7 million to $22.3 million, as compared to $13.6 million for the full year 2005, primarily due to additional depreciation, depletion and amortization expense related to assets acquired during the year.

          Interest expense, net, for the full year 2006 was up $4.3 million to $21.6 million, as compared to $17.3 million for the full year 2005, primarily due to additional borrowings and assumption of certain indebtedness related to our acquisition in the third quarter.

          The Company’s net cash provided by operations in 2006 was $39.9 million compared to $41.2 million in 2005.  The Company’s free cash flow in 2006 was $1.6 million compared to $24.0 million in 2005.  “Our free cash flow was lower in 2006 as compared to 2005, primarily due to an increase in capital expenditures, additional use of working capital and an increase in cash income taxes, partially offset by higher EBITDA,” stated Robert D. Hardy, Senior Vice President and Chief Financial Officer.

OUTLOOK

          The statements in the following paragraphs are based on current expectations related to the Company’s existing operations.  These statements are forward-looking, and actual results may differ materially.  These statements do not include the potential effect of any acquisitions or divestitures that may be completed after the date of this press release.

          Based on current information and anticipated normal weather conditions during March 2007, the Company expects first quarter 2007 revenues in the range of $160 million to $170 million, EBITDA in the range of $2 million to $3 million and a net loss per diluted share of $0.14 to $0.19.   The Company typically reports a loss in the first quarter because demand for its products and services during the winter months is lower than in other months of the year due to inclement weather causing postponement or delays in construction activity.  Based on the Company’s current state of its business and current backlog, the Company reaffirms its expectations of full year revenues to range between $900 million and $950 million and earnings per diluted share to range from $0.54 and $0.60 and EBITDA to be in the range of approximately $90 million to $100 million.  Commenting on the Company’s outlook, Michael W. Harlan, Executive Vice President and Chief Operating Officer stated, “Due to the seasonal nature of our business, our first quarter results are typically the most volatile.  In January and February of this year, we experienced unusually severe winter weather in our Texas markets and, to a lesser degree, in our Atlantic Region.  As a result, concrete volumes, in these markets are currently below our expectations and our earnings guidance for the first quarter reflects this volume shortfall.  However, based on our backlog of business and the state of the construction industry in our specific markets, we are confident this volume and earnings shortfall will be made up in the remaining quarters of 2007.  Accordingly, we are reaffirming our previously issued revenue and earnings guidance for the full year 2007.”

CONFERENCE CALL

          U.S. Concrete has scheduled a conference call for Monday, February 26, 2007, at 10:00 a.m. Eastern Time to review its fourth quarter and full-year 2006 results.  To participate in the call, dial 303-262-2175 at least 10 minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Monday, March 5, 2007.  To access the replay, dial 303-590-3000 using the pass code 11084739#.

          Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing the Company’s Website at www.us-concrete.com.  To listen to the live call on the Web, please visit the Website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Webcast, an archive will be available shortly after the call on the Company’s Website within the “investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

          This press release uses the non-GAAP financial measures “EBITDA,” “free cash flow” and “net debt.”  The Company has included EBITDA in this press release because it is widely used by investors for valuation and for comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE

          U.S. Concrete services the construction industry in several major markets in the United States through its two business segments:  ready-mixed concrete and concrete-related products; and western precast concrete.  The Company has 138 fixed and seven portable ready-mixed concrete plants, 10 pre-cast concrete plants, three concrete block plants and eight aggregates facilities.  During 2006, these facilities produced approximately 8.7 million cubic yards of ready-mixed concrete, 4.0 million eight-inch equivalent block units and 3.7 million tons of aggregates.  For more information on U.S. Concrete, visit http://www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: expected revenues, EBITDA and loss per diluted share for the first quarter of 2007; expected revenues, earnings per diluted share and EBITDA for the full year 2007; availability under the Company’s credit facility; and the effects of the Company’s announced price increases.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s subsequently filed Quarterly Reports on Form 10-Q.

(Tables to Follow)

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31

	2006	2005	2006	2005

Sales	$210,548	$157,645	$789,522	$575,655
Cost of goods sold before depreciation, depletion and amortization	171,582	128,445	649,351	472,010
Goodwill and other asset impairments	38,964	—	38,964	—
Selling, general and administrative expenses	19,607	15,683	66,430	54,028
Depreciation, depletion and amortization	6,761	3,808	22,322	13,591

Income (loss) from operations	(26,366)	9,709	12,455	36,026
Interest expense, net	6,996	4,376	21,585	17,315
Other income, net	546	1,151	1,850	2,022

Income (loss) before income taxes	(32,816)	6,484	(7,280)	20,733
Income tax provision (benefit)	(8,999)	2,428	810	8,121

Net income (loss)	$(23,817)	$4,056	$(8,090)	$12,612

Basic net income (loss) per share	$(0.63)	$0.14	$(0.22)	$0.44

Diluted net income (loss) per share	$(0.63)	$0.14	$(0.22)	$0.43

Basic common shares outstanding	37,891	28,817	36,847	28,655

Diluted common shares outstanding	37,891	29,495	36,847	29,229

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$8,804	$23,654
Trade accounts receivable, net	109,161	87,654
Inventories, net	33,777	23,677
Prepaid expenses	2,984	2,401
Other current assets	16,396	13,154

Total current assets	171,122	150,540

Properties, plant and equipment, net	281,021	149,637
Goodwill	251,499	181,821
Other assets, net	13,004	12,045

Total assets	$716,646	$494,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$3,764	$1,126
Accounts payable and accrued liabilities	102,671	86,613

Total current liabilities	106,435	87,739

Debt, net of current maturities	299,528	200,445
Other long-term liabilities and deferred credits	41,106	20,938

Total liabilities	447,069	309,122

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	39	30
Additional paid-in capital	262,856	172,857
Retained earnings	8,541	16,918
Treasury stock, at cost	(1,859)	(945)
Deferred compensation	—	(3,939)

Total stockholders’ equity	269,577	184,921

Total liabilities and stockholders’ equity	$716,646	$494,043

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Twelve Months Ended December 31

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES	$39,851	$41,229

CASH FLOWS FROM INVESTING ACTIVITIES:
Properties, plant and equipment, net of disposals	(38,232)	(17,253)
Payments for acquisitions, net of cash received	(193,130)	(41,204)
Other investing activities	369	(106)

Net cash used in investing activities	(230,993)	(58,563)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	92,621	—
Repayments of borrowings	(3,373)	(448)
Proceeds from issuance of common stock	84,812	—
Proceeds from issuance of common stock under compensation plans	5,118	2,274
Excess tax benefits from stock based compensation	1,205	—
Debt issuance costs	(3,177)	—
Purchase of treasury stock	(914)	(545)

Net cash provided by financing activities	176,292	1,281

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,850)	(16,053)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	23,654	39,707

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,804	$23,654

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

          We report our financial results in accordance with generally accepted accounting principles (“GAAP”) in the United States. However, our management believes that certain non-GAAP performance measures and ratios, which are used in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the tables below for (1) presentations of our EBITDA, EBITDA margin and Free Cash Flow for the three months and years ended December 31, 2006 and December 31, 2005 and Net Debt as of December 31, 2006 and December 31, 2005 and (2) corresponding reconciliations to GAAP financial measures for these periods.  We have also included in the tables below certain Ready-Mixed Concrete Statistics for the three months and years ended December 31, 2006 and December 31, 2005.

          We define EBITDA as our net income (loss) plus the provision (benefit) for income taxes, net interest expense, and noncash impairments, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total sales.  We have included EBITDA and EBITDA margin in the accompanying tables because they are often used by investors for valuation and for comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

          We define Free Cash Flow as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

          We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that net debt is useful to investors as a measure of our financial position.

          Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended December 31, 2006	Twelve Months Ended December 31, 2006

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$87.86	$87.71
Volume in cubic yards	1,966	7,335
EBITDA reconciliation:
Net loss	$(23,817)	$(8,090)
Income tax provision (benefit)	(8,999)	810
Interest expense, net	6,996	21,585
Goodwill and other asset impairments	38,964	38,964
Depreciation, depletion and amortization	6,761	22,322

EBITDA	$19,905	$75,591

EBITDA margin	9.5%	9.6%
Free Cash Flow reconciliation:
Net cash provided by operations	$19,874	$39,851
Less capital expenditures, net of disposals of $1.1 and $3.7 million	(8,345)	(38,232)

Free Cash Flow	$11,529	$1,619

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations		$303,292
Less cash and cash equivalents		8,804

Net Debt		$294,488

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

	Three Months Ended December 31, 2005	Twelve Months Ended December 31, 2005

Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$87.16	$85.15
Volume in cubic yards	1,441	5,298
EBITDA reconciliation:
Net income	$4,056	$12,612
Income tax provision	2,428	8,121
Interest expense, net	4,376	17,315
Depreciation, depletion and amortization	3,808	13,591

EBITDA	$14,668	$51,639

EBITDA margin	9.3%	9.0%
Free Cash Flow reconciliation:
Net cash provided by operations	$20,142	$41,229
Less capital expenditures, net of disposals of $73 and $713	(5,293)	(17,253)

Free Cash Flow	$14,849	$23,976

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations		$201,571
Less cash and cash equivalents		23,654

Net Debt		$177,917

The expected EBITDA used in this press release of approximately $2 million to $3 million in the first quarter of 2007 is calculated as follows:  net loss (estimated to be $5 million to $7 million), less the benefit for income taxes (estimated to be approximately $3 million to $4 million), net interest expense (estimated to be approximately $7 million) and noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $7 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

The expected EBITDA used in this press release of approximately $90 million to $100 million in the full year 2007 is calculated as follows:  net income (estimated to be approximately $20 to $25 million), plus the provision for income taxes (estimated to be approximately $13 million to $16 million), net interest expense (estimated to be approximately $28 million) and noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $30 million).  All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

U.S. CONCRETE, INC.
UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Non-GAAP Financial Measure)

Use of Non-GAAP Financial Measures

          We have provided non-GAAP adjusted earnings per share information for the three months and year ended December 31, 2006 in this press release in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, our net income and earnings per diluted share after excluding the effects of the goodwill impairment charge of $38.8 million.  This non-GAAP financial information is provided to assist in the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the non-GAAP adjusted results provide useful information to both management and investors by excluding an expense item that we believe is not indicative of our core operating results.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results for the three and twelve months ended December 31, 2006 is as follows:

	Year Ended December 31, 2006

	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results

	(in thousands, except per share amounts)
Sales	$789,522	$—	$789,522
Cost of goods sold	649,351	—	649,351
Impairments	38,964	(38,811)	153
Selling, general and administrative expenses	66,430	—	66,430
Depreciation, depletion and amortization	22,322	—	22,322

Income from operations	12,455	38,811	51,266
Interest expense, net	21,585	—	21,585
Other income, net	1,850	—	1,850

Income (loss) before income taxes	(7,280)	38,811	31,531
Income tax expense (benefit)	810	12,000	12,810

Net income (loss)	$(8,090)	$26,811	$18,721

Diluted net income (loss) per share	$(0.22)		$0.50

Diluted common shares outstanding	36,847		37,736

	Three Months Ended December 31, 2006

	GAAP Results	NON-GAAP Adjustments	NON-GAAP Adjusted Results

	(in thousands, except per share amounts)
Sales	$210,548	$—	$210,548
Cost of goods sold	171,582	—	171,582
Impairments	38,964	(38,811)	153
Selling, general and administrative expenses	19,607	—	19,607
Depreciation, depletion and amortization	6,761	—	6,761

Income (loss) from operations	(26,366)	38,811	12,445
Interest expense, net	6,996	—	6,996
Other income, net	546	—	546

Income (loss) before income taxes	(32,816)	38,811	5,995
Income tax expense (benefit)	(8,999)	12,000	3,001

Net income (loss)	$(23,817)	$26,811	$2,994

Diluted net income (loss) per share	$(0.63)		$0.08

Diluted common shares outstanding	37,891		38,379